Exhibit 11.1

SAFEWAY INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In millions, except per-share amounts)
(Unaudited)

	12 Weeks Ended

	September 7, 2002		September 8, 2001

	Diluted	Basic	Diluted	Basic

Income before cumulative effect of accounting change	$281.3	$281.3	$309.2	$309.2
Cumulative effect of accounting change	—	—	—	—

Net income	$281.3	$281.3	$309.2	$309.2

Weighted average common shares outstanding	465.7	465.7	505.8	505.8

Common share equivalents	5.7		9.4

Weighted average shares outstanding	471.4		515.2

Earnings per share:
Income before cumulative effect of accounting change	$0.60	$0.60	$0.60	$0.61
Cumulative effect of accounting change	—	—	—	—

Net income	$0.60	$0.60	$0.60	$0.61

Calculation of common share equivalents:
Options to purchase common shares	13.8		28.1
Common shares assumed purchased with potential proceeds	(8.1)		(18.7)

Common share equivalents	5.7		9.4

Calculation of common shares assumed purchased with potential proceeds:
Potential proceeds from exercise of options to purchase common shares	$227.1		$856.3
Common stock price used under the treasury stock method	$28.12		$45.61
Common shares assumed purchased with potential proceeds	8.1		18.7

Anti-dilutive shares totaling 25.1 million in 2002 and 10.2 million in 2001 have been excluded from diluted weighted average shares outstanding.

SAFEWAY INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In millions, except per-share amounts)
(Unaudited)

	36 Weeks Ended

	September 7, 2002		September 8, 2001

	Diluted	Basic	Diluted	Basic

Income before cumulative effect of accounting change	$922.7	$922.7	$900.3	$900.3
Cumulative effect of accounting change	(700.0)	(700.0)	—	—

Net income	$222.7	$222.7	$900.3	$900.3

Weighted average common shares outstanding	478.3	478.3	505.4	505.4

Common share equivalents	7.2		10.5

Weighted average shares outstanding	485.5		515.9

Earnings per share:
Income before cumulative effect of accounting change	$1.90	$1.93	$1.75	$1.78
Cumulative effect of accounting change	(1.44)	(1.46)	—	—

Net income	$0.46	$0.46	$1.75	$1.78

Calculation of common share equivalents:
Options to purchase common shares	20.5		32.0
Common shares assumed purchased with potential proceeds	(13.3)		(21.5)

Common share equivalents	7.2		10.5

Calculation of common shares assumed purchased with potential proceeds:
Potential proceeds from exercise of options to purchase common shares	$497.5		$1,086.1
Common stock price used under the treasury stock method	$37.35		$50.32
Common shares assumed purchased with potential proceeds	13.3		21.5

Anti-dilutive shares totaling 18.5 million in 2002 and 5.9 million in 2001 have been excluded from diluted weighted average shares outstanding.